EXHIBIT 10.5

                                                                    S017.08.02
                             AMENDED AND RESTATED
                           ADVANCE PAYMENT AGREEMENT


AREAS MARKED "***" REPRESENT SECTIONS FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. THESE OMITTED SECTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.


THIS AMENDED AND RESTATED ADVANCE PAYMENT AGREEMENT (this "Agreement"), is entered into as of December 12, 1997, by and between SEIKO EPSON CORPORATION, a Japanese corporation having its principal place of business at 3-5, Owa 3-chome, Suwa-shi, Nagano-ken 392, Japan ("Epson"), Xilinx, Inc., a Delaware corporation having its principal place of business at 2100 Logic Dr., San Jose, CA 95124, U.S.A. ("Xilinx US"), and Xilinx Ireland, a company formed under the laws of Ireland, having its principal place of business at Logic Drive, City West Business Campus, Saggart, Dublin, Ireland ("Xilinx Ireland"). Xilinx US and Xilinx Ireland are collectively referred to herein as "Xilinx".

1     Background
      ----------

1.1     Epson. Epson is in the business of designing, manufacturing, testing
        -----
and selling semiconductor devices, among other products. Epson manufactures such semiconductor devices at its plant located at 281 Fujimi, Fujimi-machi, Suwa-gun, Nagano-ken 399-02, Japan (the "Fujimi Facility") and its plant located at 166-3 Jurizuka, Sakata-shi, Yamagata-ken 998-01, Japan (the "Sakata Facility").

1.2     Xilinx. Xilinx is in the business of designing, developing and
        ------
marketing CMOS programmable logic devices and related development system software.

1.3     Prior Agreement. Epson and Xilinx US have an ongoing business
        ---------------
relationship whereby Epson fabricates semiconductor devices for Xilinx US. The parties entered into an advance payment agreement dated April 1, 1994 for development and manufacture of ***. The parties desired to expand their relationship. Specifically, Xilinx desires to develop and sell high performance, advanced architecture semiconductor devices and Epson desires to construct a *** process line in order to fabricate such semiconductor devices (as hereinafter further defined the "New Facility Wafers"). Accordingly, Epson and Xilinx US entered into an Advance Payment Agreement dated as of May 17, 1996 (the "Prior Agreement") which provided that, among other things, Xilinx US would advance money to Epson as an advance payment to be used as a credit to purchase New Facility Wafers from Epson over a specified period of time.

1.4     Prior Ireland Agreement.  Epson and Xilinx Ireland entered into an
        -----------------------
Agreement on Purchase and Sale of *** dated as of May 17, 1996 (the "Prior Ireland Agreement") which provided that, among other things, Xilinx Ireland would purchase a specified number of New Facility Wafers from Epson over a specified period of time.

1.5     Amended Agreement.  The parties have agreed to amend certain terms of
        -----------------
the Prior Agreement pursuant to the terms hereof. This Amended and Restated Agreement amends the Prior Agreement, and shall be a replacement for, and not in addition to, the Prior Agreement. Except as may be otherwise noted, all references to the Prior Agreement shall be deemed to refer to this Agreement. Effective on the date of this Agreement, the Prior Ireland Agreement shall be deemed terminated and void for all purposes.

1.6     Purchase Agreement.  The ordering, fabrication, testing and delivery
        ------------------
requirements for the New Facility Wafers covered by this Agreement will be set forth in a purchase agreement between Xilinx and Epson (as hereafter further defined the "Purchase Agreement"). The parties acknowledge and agree that even though their obligations with respect to the quantity of the Products sold and purchased under this Advance Payment Agreement are stipulated in terms of "wafers", pricing of all Products will be done on a "good die basis" under the Purchase Agreement.

1.7     Responsibility for Process. The parties agree that each party will
        --------------------------
contribute to the design and implementation of the process line contemplated by this Agreement. Epson expects significant contributions from Xilinx in the construction of the *** process line described above, similar to Xilinx's contributions to previous process generations, and Xilinx expects to be able to make significant contributions to the process in order to optimize the processes for Xilinx products.

2     Definitions
      -----------

2.1 "***" will have the meaning ascribed to it in Article 1.3, provided that the term shall not refer to or include *** products.

2.2 "Advance Payment" will mean the One Hundred Fifty Million U.S. Dollar (US$150,000,000) payment to be made by Xilinx to Epson in the manner described in Article 4.1.

2.3 "Equipment" will mean the semiconductor fabrication equipment that Epson will install in the New Facility for purposes of fabricating New Facility Wafers.

2.4 "Existing Agreements" will mean those contracts for the development, fabrication, testing and/or sale of semiconductor devices between Epson and Xilinx in effect as of the date of this Agreement, but not including the Prior Agreement.

2.5     "***" will have the meaning ascribed to it in Article 6.8.

2.6     "Fujimi Facility" will have the meaning ascribed to it in Article 1.1.

2.7 "New Facility" will mean the *** process line constructed at the Site using the Equipment.

2.8 "New Facility Wafers" will mean the semiconductor wafers fabricated by Epson for Xilinx at the New Facility. The parties agree that New Facility Wafers will consist of high performance, advanced architecture semiconductor devices. The parties do not intend that the New Facility will be used to fabricate low performance, less advanced architecture semiconductor devices.

2.9     "Price" will have the meaning ascribed to it in Article 9.1.

2.10 "Products" will mean those specific types of New Facility Wafers and *** Wafers fabricated using the same masks and the same process flow and identified by the same series or product name or number. The Products will be ordered, fabricated, delivered and sold pursuant to the terms and conditions of Purchase Agreement(s). Those Products which the parties desire to fabricate at the New Facility will be negotiated and agreed by and between Epson and Xilinx, referring to the Technology Road Map attached hereto as Exhibit B, which may be reviewed and amended from time to time by mutual agreement of the parties. The parties acknowledge, however, that the final determination of what Products will be fabricated may depend on the results of joint development and product qualification.

2.11 "Projected Completion Schedule" will have the meaning ascribed to it in Article 3.1.2.

2.12 "Purchase Agreement(s)" will mean the agreement(s) by and between Epson and Xilinx pursuant to which Epson agrees to sell and Xilinx agrees to purchase the Products, and the terms of which shall be negotiated and agreed by and between the parties after the execution of this Agreement.

2.13     "Sakata Facility" will have the meaning ascribed to it in Article 1.1.

2.14 "Site" will mean that portion of the Sakata Facility where the New Facility will be constructed.

2.15 "Subsidiary" will mean any corporation, partnership, joint venture or other legal entity which agrees in writing to be bound by the terms and conditions of this Agreement and more than fifty percent (50%) of whose ownership rights are controlled directly or indirectly by Epson or Xilinx, as the case may be, but only so long as such control exists.

2.16 "***" will mean the *** process owned, licensed or developed by Epson which will be used at the New Facility. The *** Process will include (a) all process flow, process steps, process conditions (and modifications thereto) used to manufacture semiconductor wafers at the New Facility as well as (b) all methods, formulae, procedures, technology and know-how associated with such process steps and process conditions. The *** Process will not include any methods, formulae, procedures, technology or know-how licensed or received from Xilinx under this Agreement, the Existing Agreements or other agreements executed between the parties in the future unless otherwise agreed in writing. If the parties find it necessary or convenient to document process flow for any Product, such documentation will be signed by the parties and attached to the appropriate Purchase Agreement as an exhibit.


3     Construction of New Facility
      ----------------------------

3.1     Construction and Operation of the New Facility
        ----------------------------------------------

3.1.1     Location and Costs. Epson hereby agrees, subject to its receipt of
          ------------------
the full amount of the Advance Payment as provided in Article 4.1, to construct the New Facility at the Site and to install the Equipment therein.

3.1.2     Completion Schedule. The projected completion schedule for the
          -------------------
construction of the New Facility (the "Projected Completion Schedule") is set forth in Exhibit A attached hereto. In the event Epson has reason to believe that any item in the Projected Completion Schedule designated as a Construction Milestone will be delayed by more than thirty (30) calendar days, Epson will promptly notify Xilinx in writing and (a) explain the reason for the delay, (b) describe the estimated amount of time that construction will be delayed and (c) describe the action that Epson will take to minimize the delay.

3.1.3     Business Interruption Insurance. Epson will use its best efforts to
          -------------------------------
obtain business interruption insurance coverage for the New Facility once the construction of the New Facility is complete. The insurance will cover at least such risks as are usually insured against by companies engaged in the manufacture of semiconductor devices in Japan. Epson will maintain such business interruption insurance coverage during the term of this Agreement. Epson will furnish to Xilinx, upon written request, full information concerning the business interruption insurance coverage.

3.1.4     First Shipment Delay. For every month that production shipment of
          --------------------
New Facility Wafers is delayed beyond *** as specified in Exhibit A, Epson shall, in addition to the *** as prescribed in Article 6.8 hereof, provide additional ***.

3.1.5     Design Requirements. Epson acknowledges that Xilinx's insurers have
          -------------------
set forth certain safety and security requirements for semiconductor fabrication facilities, and Epson agrees to work with Xilinx to incorporate such requirements into the design of the New Facility to the extent reasonably requested by Xilinx and commercially feasible.

3.2     Representations of Epson. In order to induce Xilinx to enter into this
        ------------------------
Agreement and to make the Advance Payment hereunder, Epson hereby represents and warrants that:

3.2.1     Corporate Status. Epson (a) is duly organized, validly existing and
          ----------------
in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own or lease its assets and to transact the business in which it is currently engaged and (c) is in compliance with all requirements of law except to the extent that the failure to comply therewith will not materially affect the ability of Epson to perform its obligations under this Agreement.

3.2.2     Corporate Authority. (a) Epson has the corporate power, authority
          -------------------
and legal right to execute, deliver and perform this Agreement and has taken as of the date hereof all necessary corporate action to execute this Agreement, (b) the person executing this Agreement has actual authority to do so on behalf of Epson and (c) there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, that prohibit execution of this Agreement.

3.2.3     Ownership of the Site. Epson has such right, title and interest in
          ---------------------
and to the Site and the structures located thereon as is required to permit the operation of the Site as currently conducted and contemplated to be conducted under this Agreement.

3.3     Representations of Xilinx. In order to induce Epson to enter into this
        -------------------------
Agreement and to make the Supply Commitment, Xilinx hereby represents and warrants that:

3.3.1     Corporate Status. Xilinx is duly organized, validly existing and in
          ----------------
good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own or lease its assets and to transact the business in which it is currently engaged and (c) is in compliance with all requirements of law except to the extent that the failure to comply therewith will not materially affect the ability of Xilinx to perform its obligations under this Agreement.

3.3.2     Corporate Authority. (a) Xilinx has the corporate power, authority
          -------------------
and legal right to execute, deliver and perform this Agreement and has taken as of the date hereof all necessary corporate action to execute this Agreement, (b) the person executing this Agreement has actual authority to do so on behalf of Xilinx and (c) there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, that prohibit execution of this Agreement.

4     Advance Payment
      ---------------

4.1     Advance Payment. Xilinx shall pay to Epson an amount equal to One
        ---------------
Hundred Fifty Million U.S. Dollars (US$150,000,000) (the "Advance Payment"), which Advance Payment will be credited against certain future purchases by Xilinx of Products as provided in Article 5. The Advance Payment has been and will be made in the following installments, and the parties agree that all payments are current:

a) First installment of Thirty Million U.S. Dollars (US$30,000,000) by May 28, 1996 or such later date, which may be designated in writing by Epson.

b) Second installment of Thirty Million U.S. Dollars (US$30,000,000) by November 1, 1996.

c) Third installment of Thirty Million U.S. Dollars (US$30,000,000) by May 1, 1997. Fourth installment of Thirty Million U.S. Dollars (US$30,000,000) by November 1, 1997 or installment and acceptance of the first wafer stepper, as part of Equipment, whichever is later.

d) Fifth installment of Thirty Million U.S. Dollars (US$30,000,000) by February 1, 1998 or mass production start, whichever is later.

4.2     Payment Method. All payments made by Xilinx to Epson will be in
        --------------
immediately available funds and will be made by wire transfer in U.S. Dollars to a bank account designated by Epson.

4.3     Separate Accounts.  Xilinx US will make the first, second and third
        -----------------
installments, together with Twenty Two Million Five Hundred Thousand U.S. Dollars (US$22,500,000) of the fourth installment. Xilinx Ireland make the fifth installment, together with Seven Million Five Hundred Thousand U.S. Dollars (US$7,500,000) of the fourth installment. Epson will maintain separate balances for all payments, Wafer orders and *** made by or due to each of Xilinx US and Xilinx Ireland. Orders made by Xilinx US shall be offset only against payments made by Xilinx US, and orders made by Xilinx Ireland shall be offset only against payments made by Xilinx Ireland.

4.4     Non-Refund of Advance Payment. The Advance Payment will not be
         -----------------------------
refundable except as provided in Articles 6.7.1 or 14.4.

5     Application of Advance Payment
      ------------------------------

5.1     Purchase of Products. The Purchase price of all Products purchased by
        --------------------
Xilinx as determined in accordance with Article 9.1 will be credited against the amount of the Advance Payment until the aggregate dollar value of all Products purchased, calculated pursuant to Article 5.2, equals or exceeds the amount of the Advance Payment.

5.2     Calculation of Aggregate Value of Wafers Purchased. The Advance
        --------------------------------------------------
Payment will be offset and reduced at the end of each calendar month in the manner set forth in Exhibit D attached hereto.

5.3     Timing.  Xilinx shall have the right to credit the Advance Payment
        ------
against all New Facility Wafers purchased under this Agreement, commencing at such time as Epson is able to deliver such New Facility Wafers to Xilinx. Notwithstanding anything to the contrary in this Agreement, however, Xilinx shall not have the right to credit the Advance Payment against purchases of *** Wafers until shipments of *** Wafers on and after ***.

5.4     Obligations After the Completion of Off-setting the Advance Payment.
        -------------------------------------------------------------------
Xilinx will be required to pay for any Products ordered in accordance with the Purchase Agreement once the Advance Payment has been fully offset and reduced. Xilinx will make the payments to Epson in U.S. Dollars based on the Price.


6     Forecasts; Purchase Orders; Supply Commitment
      ---------------------------------------------

6.1     Forecasting.  On or before the 25th of each month during the term of
        -----------
this Agreement, Xilinx shall provide Epson with a six (6) month rolling forecast which will set forth the estimated quantity of Products to be fabricated by Epson pursuant to the Purchase Orders from Xilinx. The forecast shall be provided by Xilinx only for forecasting purposes and shall not bind either party legally except as may otherwise be expressly set forth in this Agreement. Each month, Epson shall review any changes in the new 6-month forecast, and determine in good faith whether such changes are acceptable. Xilinx agrees to try to minimize fluctuations in its forecast for the first two months of each forecast.

6.2     Business Meetings; Long-range Forecasts.  The parties shall attempt to
        ---------------------------------------
hold business meetings to discuss issues arising under this Agreement quarterly, but in no event less than three times annually. At each such meeting, Xilinx shall provide Epson with a two (2) year forecast setting forth the estimated quantity of Products to be fabricated by Epson, and Epson will provide Xilinx with a two (2) year forecast of its capacity plan by facility and by process. In addition, Xilinx will provide Epson with its tape-out plans for forecasted Products, and Epson will provide Xilinx with its forecasted process technology road map. All of these forecasts and plans shall be provided only for forecasting purposes and shall not bind either party legally.

6.3     Ordering.  Xilinx shall place the Purchase Orders for the Products in
        --------
accordance with one of the two procedures mutually agreed upon by the parties and set forth in Exhibit C. In such Purchase Orders, Xilinx shall, in its sole discretion, determine which of the two procedures is to be used and shall provide Epson with reasonable notice should Xilinx decide to use the other
procedure.   Xilinx shall specifically set forth the specific type of
Products, the number of the Products to be fabricated by Epson, delivery date in release form, delivery place, purchase order number, and unit price of the Products in each Purchase Order.

6.4     Delivery.  Epson shall fabricate the Products based on the Purchase
        --------
Agreement(s) and the Purchase Orders, and shall deliver the Products pursuant to the Purchase Orders.

6.5     Supply Commitment. In the event, and only in the event, Epson and
        -----------------
Xilinx are unable to agree on the amount of Product to be ordered by Xilinx and delivered by Epson, Epson commits to supply Xilinx with sufficient foundry capacity to deliver the amount of Products necessary to amortize the remaining outstanding Advance Payment over three (3) years from the date of such disagreement, based on a linear amortization (the "Supply Commitment"), and Xilinx shall be obligated to purchase Products in at least such capacities until the Advance Payment has been fully credited to such purchases.

6.6     Excess Capacity. Epson will use its best efforts to provide Xilinx
        ---------------
with excess capacity in the manner specified below:

First, in the event that Xilinx desires to purchase Products in excess of its forecast requirements, Xilinx will specify in writing the amount of capacity required, the Product(s) it desires to purchase and the date from which such capacity is required.

Second, Epson will then determine how much capacity is available and notify Xilinx of its determination. Epson will give Xilinx priority over third parties for excess capacity of the New Facility except to the extent that Epson is already obligated to provide such third parties with capacity.

Third, the parties will then mutually agree upon a preliminary excess capacity allocation.

In order to provide Xilinx with first priority for unused capacity, Epson agrees to give Xilinx monthly written notice of any unused capacity for the next six (6) months, and to provide Xilinx the first right to reserve such unused capacity for any New Facility Wafers which Xilinx desires to purchase in excess of its forecast requirements. Xilinx will have a reasonable time to elect to reserve such excess capacity.

6.7     Failure to Meet Supply Commitment
        ---------------------------------

6.7.1     Failure Due to Epson. In the event that (a) Epson fails to fulfill
          --------------------
the deliver Products specified in Purchase Orders in the manner specified by this Agreement by the end of any month or (b) Epson has reason to believe that it will be unable to fabricate such Products by the end of such month, then Epson will take the following measures:

First, Epson will promptly notify Xilinx in writing and describe the nature of the difficulty.

Second, Epson will use its best efforts to remedy the difficulty in an expeditious manner by the end of the second full month following the month in which Epson is unable to deliver such Products (in other words, the third month including the month in which the difficulty occurs).

Third, Epson will use its best efforts to make available during the above-referenced three (3) month period sufficient capacity at the Sakata Facility and the Fujimi Facility to cover the deficiency between the Products ordered and the actual capacity subject to completion of product qualification. The parties acknowledge, however, that Epson cannot guarantee the use of capacity at the Sakata Facility or the Fujimi Facility.

***

Fifth, in the event that the above measures are insufficient and the parties are unable to negotiate in good faith a resolution of the difficulty, then Xilinx, at its option, may elect to be repaid in U.S. Dollars that portion of the Advance Payment currently outstanding, and Xilinx shall have no further obligations under this Agreement.

6.7.2     Failure Due to Xilinx. Notwithstanding anything contained in Article
          ---------------------
6.7 to the contrary, in the event that Epson fails to fulfill a Purchase Order in any month due to (a) design defects in Products caused by Xilinx, (b) design changes requested by Xilinx, (c) process flow changes requested by Xilinx or (d) any other reason caused by Xilinx, Epson will only be required to make reasonable efforts to fulfill the Purchase Order in such month.

6.7.3     Failure Due to Both Parties. Notwithstanding anything contained in
          ---------------------------
Article 6.7.1, or 6.7.2 to the contrary, in the event that Epson fails to fulfill a Purchase Order (and Xilinx fails to fulfill the Purchase Commitment) due to difficulties caused jointly by Xilinx and Epson, the parties will mutually agree in writing upon a fair and equitable solution.

6.7.4     Failure Due to Catastrophe. In the event that any fire, flood,
          --------------------------
earthquake, explosion or any other catastrophe prevents Epson from fabricating Products for Xilinx, (a) Epson will immediately implement the measures required by Article 6.7.1, (b) Epson will permit Xilinx to inspect the New Facility or such other facilities as may be necessary, and (c) the parties will begin good faith negotiations to agree on a corrective action plan.

6.8     Coordination. Xilinx US and Xilinx Ireland agree to work with each
        ------------
other to make sure that all forecasts and other directions given to Epson are coordinated with each other and do not create any conflicts. If any such conflicts occur, all parties will work together to resolve them.

7     ***

8     Fabrication and Purchase and Sale of the Product
      ------------------------------------------------

8.1     General Terms and Conditions. The terms and conditions for the
        ----------------------------
prototype wafer fabrication, wafer fabrication, order and acceptance, shipping, insurance and warranty for the Products will be set forth in the Purchase Agreements. The parties hereby express their good-faith commitment to sign all Purchase Agreements required to implement the terms and conditions of this Agreement. Epson agrees to provide all Products covered by this Agreement in the manner required by the Purchase Agreements. The parties acknowledge that a best estimation and target of defect densities as at the date of this Agreement is set forth in Exhibit E attached hereto, which will be reviewed and amended from time to time by the parties hereto, and will be incorporated into all Purchase Agreements.

8.2     Start of Production. Qualification testing for the Products will be
        -------------------
conducted in the manner mutually agreed upon in writing by the parties. Once any Product has been qualified, Epson will begin mass production of such Product.

8.3     Turn Around Time. The parties acknowledge that the lead time for
        ----------------
shipment of Products, defined as the time from Xilinx's process release until delivery of Products to assembler, known as "turn around time", is of the essence, and agree that the parties shall set annual target turn around time and make their joint efforts to achieve such target in accordance with Exhibit F ("Turn Around Time").

9     Wafer Pricing and Payment
      -------------------------

9.1     Determination of Price. The parties have already expressly agreed to
        ----------------------
(a) certain procedures to annually determine prices of Products (the "Price") and (b) certain procedures of determining the price of all Products on a per die basis, as described in Exhibit D. The Price herein shall be applicable until Xilinx has received a credit against the full Advance Payment for purchase of Products under the terms of this Agreement.

9.2     Shipping, Insurance, Taxes, Duties and Other Fees. Epson will deliver
        -------------------------------------------------
the Products to Xilinx's designated facility in Japan or Xilinx's designated carrier in Japan on an F.O.B. basis. Epson will be responsible for paying, in connection with such sale and delivery in Japan (a) all domestic freight, insurance and other shipping expenses and (b) sales, use, excise, ad valorem, withholding or other taxes. The risk of loss will pass to Xilinx at F.O.B. point in Japan. Further, Xilinx will be responsible for paying all freight, insurance, fees, expenses, taxes, tariffs and duties required in connection with the export of the Products from F.O.B. point in Japan and the import into any other country.

9.3     Payment. Other than through offset of the Advance Payment, Xilinx will
        -------
not be required to pay for any Products delivered under this Agreement or any Purchase Agreement until the Advance Payment has been fully offset and reduced, including the receipt of any applicable ***. Once the Advance Payment is fully offset and reduced, Xilinx will be required to pay Epson in the manner specified in the Purchase Agreements based on the Price for any additional Products purchased.

9.4     Die Based Transaction. Notwithstanding anything to the contrary
        ---------------------
contained herein, the parties acknowledge and agree that all purchases made pursuant to Purchase Agreements, starting with the purchase of *** devices, will be made on a "good die basis" even though the Supply Commitment, the Purchase Commitment and other obligations of this Agreement are described on a wafer basis. Such "good die basis" transaction shall be made in reference to "Die Pricing Mechanism" in Exhibit D and "Defect Density Goal" in Exhibit E.

10     Additional Funding by Xilinx
       ----------------------------

Subsequent to the final payment of the Advance Payment pursuant to Article 4.1 above, the parties shall meet to review and discuss the terms and conditions of future funding by Xilinx and purchases of Products. Neither party has agreed or committed to any such terms, and neither party shall be bound unless and until an agreement on such subsequent terms and conditions is reached.

11     Technical Cooperation and Support
       ---------------------------------

The parties desire to engage in various types of joint development and technical cooperation activities required to fabricate Products and to effectuate the terms and conditions of this Agreement. The parties agree to negotiate in good faith a joint development and technical cooperation agreement in the future. Also the parties will continue to develop jointly new state of the art CMOS logic processes under the terms of separate agreements to be executed between the parties from time to time for specific projects or product development work.

12     Intellectual Property Rights
       ----------------------------

Epson warrants that it has all necessary rights to develop, manufacture and sell to Xilinx the Products. Epson will indemnify and hold harmless Xilinx from any loss, damage or expense (including attorney's fees) arising from claims that the sale or use of the Products infringes on the intellectual property rights of third parties except where such infringement is caused by Xilinx's instruction or specifications thereto.

13     Confidential Information
       ------------------------

13.1     Definitions. Confidential Information' means technical information,
         -----------
specifications, data, drawings, designs or know-how disclosed between Epson and Xilinx in connection with this Agreement. Confidential Information does not include information or material that is expressly covered by confidentiality provisions of Existing Agreements, it being understood that such provisions will apply.

13.2     Marking. If Confidential Information is provided in a tangible form,
         -------
it will be marked as confidential or proprietary. If Confidential Information is provided orally, it will be treated as confidential and proprietary if it is treated as confidential or proprietary at the time of disclosure by the disclosing party and described as such in a writing provided to the other party within thirty (30) days of the oral disclosure, which writing will be marked as confidential or proprietary. Material that is not marked as required by this Article 13.2 will not be deemed Confidential Information.

13.3     Restrictions on Use. During the term of this Agreement and for a
         -------------------
period of five (5) years following disclosure of any Confidential Information, the receiving party will: (a) hold the Confidential Information in confidence using the same degree of care that it normally exercises to protect its own proprietary information but no less than a reasonable degree of care, (b) restrict disclosure and use of Confidential Information solely to those employees (including any contract employees or consultants) of such party on a need-to-know basis, and not disclose it to other employees or parties, and (c) restrict the number of copies of Confidential Information to the number required to carry out its obligations under this Agreement.

13.4     Exceptions to Confidentiality Obligations. Neither party will use or
         -----------------------------------------
disclose the other party's Confidential Information except as permitted by this Agreement. The receiving party, however, will have no obligations concerning the disclosing party's Confidentiality Information if the disclosing party's Confidential Information:

a) is made public before the disclosing party discloses it to the receiving party;

b) is made public after the disclosing party discloses it to the receiving party (unless its publication is a breach of this Agreement or any other agreement between Epson and Xilinx);

c) is rightfully in the possession of the receiving party before the disclosing party discloses it to the receiving party;

d) is independently developed by the receiving party without the use of the Confidential Information, if such independent development is supported by documentary evidence; or

e) is rightfully obtained by the receiving party from a third party who is lawfully in possession of the information and not in violation of any contractual, legal or fiduciary obligation to the disclosing party with respect to the information.

13.5     Return of Confidential Information. Upon termination of this
         ----------------------------------
Agreement, a party who has received Confidential Information from the other party pursuant to this Agreement will return, within fourteen (14) days of the disclosing party's request for return, all Confidential Information that was obtained or learned by the receiving party from the disposing party, together with all copies, excerpts and translations thereof.

14     Term and Termination of Agreement
       ---------------------------------

14.1     Term. The term of this Agreement will extend from the date first
         ----
written above until all of the Advance Payment has been credited against Wafer purchases hereunder and all *** due in connection therewith have been provided, unless terminated earlier pursuant to Article 14.2 or 14.3. After the expiration of this Agreement, Epson and Xilinx shall continue to make efforts to supply and purchase a certain volume of wafers per month under fair and competitive prices to be determined between the parties.

14.2     Termination. Either party may terminate or suspend this Agreement
         -----------
immediately and without liability upon written notice to the other party if any one of the following events occurs:

a) the other party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors;

b) a proceeding is instituted against the other party under any provision of any bankruptcy laws which is not dismissed within ninety (90) days;

c)  the other party is adjudged bankrupt;

d) a court assumes jurisdiction of all or a substantial portion of the assets of the other party under a reorganization law;

e) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other party;

f) the other party becomes insolvent, ceases or suspends all or substantially all of its business;

g) the other party makes an assignment of the majority of its assets for the benefit of creditors; or

h) a direct competitor of one party acquires, through merger, consolidation, acquisition or otherwise, an interest in excess of fifty percent (50%) of the voting securities or assets of the other party.

14.3     Termination for Cause. If either party fails to perform or violates
         ---------------------
any material obligation of this Agreement, then, sixty (60) days after providing written notice to the breaching party specifying the default (the "Default Notice"), the non-breaching party may terminate this Agreement, without liability, unless:

a)  the breach specified in the Default Notice has been cured within the sixty
(60) day period; or

b) the default reasonably required more than sixty (60) days to correct, and the defaulting party has begun substantial corrective action to remedy the default within such sixty (60) day period and diligently pursues such action, in which event, the non-breaching party may not terminate or suspend this Agreement unless one hundred twenty (120) days has expired from the date of the Default Notice without such corrective action being completed and the default remedied.

14.4     Effect of Termination. In the event of any termination of this
         ---------------------
Agreement, Epson shall pay to Xilinx within thirty (30) days after such termination an amount of money in U.S. Dollars equal to the unused balance of the Advance Payment (including the dollar amount equivalent to the outstanding balance of ***, if any, resulting from delays in wafer shipment as prescribed in Articles 3.1.4 and 6.7.1, based on the pricing mechanism set forth in Exhibit D).

14.5     Survival of Obligations. The following Articles will survive any
         -----------------------
expiration, termination or cancellation of this Agreement and the parties will continue to be bound by the terms and conditions thereof:12, 13, 14.2, 14.3 and 14.4.

15     Miscellaneous
       -------------

15.1     Order of Precedence. In the event of any conflicts between this
         -------------------
Agreement and any Purchase Agreement, any purchase orders, acceptances, correspondence, memoranda, listing sheets or other documents forming part of an order for the Products placed by Xilinx and accepted by Epson, priority will be given first to this Agreement, second to the Purchase Agreements, third to Epson's acceptance, fourth to Xilinx's order and then to any other documents. In no event, however, will either party's standard terms and conditions be applicable to the transactions between the parties, unless expressly accepted in writing by the other party.

15.2     Dispute Resolution
         ------------------

15.2.1     Meeting of Executives. In the event that any dispute or
           ---------------------
disagreement between the parties as to any provision of this Agreement arises, prior to taking any other action, the matter will be referred to responsible executives of the parties for consideration and resolution. Any party may commence such proceedings by delivering a written request to the other party for a meeting of such responsible executives. The other party will be required to set a date for the meeting to be held within thirty (30) days after receipt of such request and the parties agree to exercise their best efforts to settle the matter amicably.

15.2.2     Location of Meeting. In the event that Epson initiates the
           -------------------
proceedings described in Article 15.2.1, the first meeting will be held in San Jose, California and all subsequent meetings will alternate between Tokyo, Japan, and San Jose, California. In the event that Xilinx initiates the proceedings described in Article 15.2.1, the first meeting will be held in Tokyo, Japan and all subsequent meetings will alternate between San Jose, California and Tokyo, Japan.

15.2.3     Demand for Arbitration.  Any dispute relating to and/or arising out
           ----------------------
of this Agreement will be decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution. Such an arbitration may be commenced by either party involved in the dispute (i) after the expiration of a sixty (60) day period following the written request to resolve the dispute, and/or (ii) at such earlier time as any party involved repudiates and/or refuses to continue with its obligations to negotiate in good faith. The arbitration hearing will be conducted in the State of Hawaii, and will be in the English language (with translations and interpretations as reasonable for the presentation of evidence and/or conduct of the arbitration). Notwithstanding anything to the contrary, any party may apply to any court of competent jurisdiction for interim injunctive relief as may be allowed under applicable law with respect to irreparable harm which cannot be avoided and/or compensated by such arbitration proceedings, without breach of this Article
15.2.3 and without any abridgment of the powers of the arbitrators.

The arbitration will be conducted under the Rules of the Asia Pacific Arbitration Center. Notwithstanding anything to the contrary, (i) the arbitrators will have the power to order discovery to the extent they find such discovery necessary to achieve a fair and equitable result and (ii) the arbitrators shall require pre-hearing exchange of documentary evidence to be relied upon by each of the respective parties in their respective cases in chief, and pre-hearing exchange of briefs, witness lists, and summaries of expected testimony.

The arbitrators will make their decision in writing.

15.2.4     Arbitrators. The arbitration will be conducted by three (3)
           -----------
arbitrators. No person with a beneficial interest in the dispute under arbitration may be an arbitrator. The parties will make reasonable efforts to select arbitrators with experience in the field of computers and law.

15.2.5     Binding Effect. The decision or award rendered or made in
           --------------
connection with such arbitration will be binding upon the parties and judgment thereon may be entered in any court having jurisdiction and/or application may be made to such court for enforcement of such decision or award. However, the arbitrators will not have the authority to create any licenses. They will only be permitted to enforce licenses which the parties have otherwise agreed to in the Agreement or the Existing Agreements.

15.2.6     Expenses. The expenses of the arbitrators will be shared equally by
           --------
the parties; each party will otherwise be responsible for the costs and attorney's fees incurred by it.

15.3     Consequential Damages.
         ---------------------

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) WHETHER BASED ON WARRANTY, CONTRACT, TORT OR ANY OTHER LEGAL THEORY REGARDLESS OF WHETHER SUCH PARTY HAD ACTUAL OR CONSTRUCTIVE NOTICE OF SUCH DAMAGES.

15.4     Assignment. Neither party will assign, transfer or otherwise dispose
         ----------
of this Agreement in whole or in part without the prior consent of the other party in writing, and such consent will not be unreasonably withheld. Except as the case set forth in Article 14.2(h) above, this Agreement may be assigned in whole or in part to any Subsidiary or to a successor who has acquired a majority of its business or assets of the assigning party.

15.5     Public Announcements. Neither party will publicly announce the
         --------------------
execution or existence of this Agreement or disclose the terms and conditions of this Agreement without first submitting the text of such announcement to the other party and receiving the approval of the other party of such text, which approval, unless public disclosure is required by a court or a government agency, may be withheld for any reason. However, Xilinx may disclose the existence and the terms of this Agreement in a registration statement filed with the Securities and Exchange Commission or in accordance with generally accepted accounting procedures under the rules of the Securities and Exchange Commission or National Association of Securities Dealers Automated Quotations.

15.6     Notice and Communications. Any notices required or permitted to be
         -------------------------
given hereunder will be in English and be sent by (i) registered airmail or
(ii) cable, facsimile or telex to be confirmed by registered airmail, addressed to:

To Epson:
      Fujimi, Fujimi-machi, Suwa-gun
      Nagano-ken 399-02, Japan
      Attn.:  Nobuo Hashizume
              Director and Corporate General Manager
              Semiconductor Operations Division
              Tel: 81-266-61-1211
              Fax: 81-266-61-1270

To Xilinx:
      2100 Logic Dr.
      San Jose, CA 95124, U.S.A.
      Attn.:  Willem Roelandts
              President and Chief Executive Officer, Xilinx, Inc.
              Tel: 1-408-559-7778
              Fax: 1-408-559-7114

Any such notice will be deemed given at the time of its receipt by the addressee.

15.7     Relationship of the Parties. Epson and Xilinx are independent
         ---------------------------
contractors and neither of them will be nor represent themselves to be the legal agent, partner or employee of the other party for any purpose. Neither party will have the authority to make any warranty or representation on behalf of the other party nor to execute any contract or otherwise assume any obligation or responsibility in the name of or on behalf of the other party. In addition, neither party will be bound by, nor liable to, any third person for any act or any obligations or debt incurred by the other party, except to the extent specifically agreed to in writing by the parties.

15.8     Waiver and Amendment. Failure by either party, at any time, to
         --------------------
require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing under this Agreement, nor will it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party with respect to any subsequent action. A waiver of any right accruing to either party pursuant to this Agreement will not be effective unless given in writing.

15.9     Severability. In the event that any provision of this Agreement will
         ------------
be unlawful or otherwise unenforceable, such provision will be severed, and the entire agreement will not fail on account thereof, the balance continuing in full force and effect, and the parties will endeavor to replace the severed provision with a similar provision that is not unlawful or otherwise unenforceable.

15.10     Rights and Remedies Cumulative. The rights and remedies provided
          ------------------------------
herein will be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

15.11     Headings. The Article headings in this Agreement are for convenience
          --------
only and will not be considered a part of, or affect the interpretation of, any provision of this Agreement.

15.12     Governing Language. This Agreement and all communications pursuant
          ------------------
to it will be in the English language. If there is any conflict between the English version and any translated version of this Agreement, the English version will govern.

15.13     Force Majeure. Except as otherwise expressly provided for herein, no
          -------------
party will be liable in any manner for failure or delay in fulfillment of all or part of this Agreement directly or indirectly owing to any causes or circumstances beyond its control, including, but not limited to, acts of God, governmental order or restrictions, war, war-like conditions, hostilities, sanctions, revolutions, riot, looting, strike, lockout, plague or other epidemics, fire and flood.

15.14     Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, and all such counterparts will together constitute but one Agreement.

15.15     Integration. This Agreement sets forth the entire agreement and
          -----------
understanding between the parties as to its subject matter and supersedes all prior agreements, understandings and memoranda between the parties, except for the Existing Agreements. No amendments or supplements to this Agreement will be effective for any purpose except by a written agreement signed by the parties.

15.16     Government Approvals; Export Control Laws. Epson will file all
          -----------------------------------------
reports and notifications that may be required to be filed with any agency of the Government of Japan in order to allow the performance of this agreement according to its terms. Xilinx will be responsible for obtaining all licenses and permits required to export the Products from Japan. Neither party will transmit indirectly or directly any Products or technical information contained in the Confidential Information except in accordance with applicable Japanese and United States export control laws, regulations and procedures.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.


SEIKO EPSON CORPORATION

By:             /s/ Nobuo Hashizume
                --------------------------------------
Name:           Nobuo Hashizume
Title:          Director and Corporate General Manager
                Semiconductor Operations Division

XILINX, INC.

By:             /s/ Willem Roelandts
                --------------------------------------
Name:           Willem Roelandts
Title:          President and Chief Executive Officer

XILINX IRELAND

By:             /s/ Paul McCambridge
                --------------------------------------
Name:           Paul McCambridge
Title:          Managing Director


AREAS MARKED "***" REPRESENT SECTIONS FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. THESE OMITTED SECTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

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